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                                                                  EXHIBIT (a)(3)

                                HAWK CORPORATION
                            OFFER TO EXCHANGE OPTIONS

                              FORM OF ELECTION FORM

[Employee Name]
[Employee Address]

Before signing this election form, please make sure you have received, read and understand the documents that make up the offer to exchange all outstanding options held by employees of Hawk or one of our subsidiaries who are not members of our board of directors, to purchase shares of Hawk Corporation Class A common stock having an exercise price of $6.00 per share or more for new options which we will grant under our 1997 Stock Option Plan and 2000 Long Term Incentive Plan, including the offer to exchange and the related letter from Ronald E. Weinberg, both dated June 27, 2003, this election form, and the withdrawal form. The offer is subject to the terms of these documents as they may be amended. The offer provides eligible employees the opportunity to exchange outstanding stock options for options issued under our 1997 Stock Option Plan and 2000 Long Term Incentive Plan. The new options will be exercisable at the fair market value on the date of grant, which is expected to be the first business day that is six months and one day after your tendered options are canceled. This offer is currently scheduled to expire at midnight, Eastern Time, on July 28, 2003.

In accordance with the terms outlined in the offer documents, the number of new options you receive will vary depending on the exercise price of your tendered options. Participation in the offer is completely voluntary. However, if you participate in this offer, you must elect to tender all of the unexercised options subject to each option grant or none of the shares for that particular grant. New options granted in exchange for canceled options that were fully vested on the date the offer expires, or would have been fully vested on or prior to the date the new options are granted, will be fully vested. All remaining new, unvested options will vest in accordance with the vesting schedule of the canceled options, as more fully described in the offer documents. You will lose your rights to all old options that are canceled under this offer. You should also be aware that we cannot predict the exercise price of your new options and, accordingly, your new options may have a higher exercise price than some or all of your current options. In addition, your canceled options will not be reinstated and you will not receive new options if your employment with the company ends for any reason before the new options are granted.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

If you would like to participate in this offer, please indicate your election by checking the appropriate box in the table below and completing and signing this election form.

PLEASE ALSO READ AND FOLLOW THE INSTRUCTIONS ATTACHED TO THIS ELECTION FORM.

You may withdraw this election by submitting a properly completed and signed withdrawal form by midnight, Eastern Time, on July 28, 2003.

Below is a summary of your stock option grants that are eligible for exchange pursuant to this offer. Please carefully review your grants and check the box labeled "Election Column" next to ONLY those grants you wish to tender for exchange.


               ELECTION COLUMN         GRANT DATE    NUMBER OF TENDERED OPTIONS           NUMBER OF
            (CHECK IF OPTIONS ARE                                                        NEW OPTIONS
                  TENDERED)
            ----------------------------------------------------------------------------------------

            ----------------------------------------------------------------------------------------

            ----------------------------------------------------------------------------------------



PLEASE RETURN THIS ELECTION FORM TO THOMAS A. GILBRIDE BY FAX TO 216-861-4546, US MAIL, OR BY HAND DELIVERY TO MR. GILBRIDE'S OFFICE AT HAWK CORPORATION, 200 PUBLIC SQUARE, SUITE 30-5000, CLEVELAND, OHIO 44114 BY MIDNIGHT, EASTERN TIME, ON JULY 28, 2003.

We expect to cancel all tendered options accepted by us on July 29, 2003, or as soon as possible thereafter.

----------------------------------------
Signature

----------------------------------------
Print Name

----------------------------------------
Date




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                                  INSTRUCTIONS

              FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

   1. DELIVERY OF ELECTION FORM.

         A properly completed and executed original or facsimile of this election form, and any other documents required by this election form, must be received by Thomas A. Gilbride by fax to 216-861-4546, US mail, or by hand delivery to Mr. Gilbride's office at Hawk Corporation, 200 Public Square, Suite 30-5000, Cleveland, Ohio 44114 by midnight, Eastern Time, on July 28, 2003. The method by which you deliver any required documents is at your option and risk, and the delivery will be deemed made only when actually received by the company. In all cases, you should allow sufficient time to ensure timely delivery.

   2. WITHDRAWAL.

        Tenders of options made through the offer may be withdrawn at any time before the expiration date. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer.

        In addition, if we have not accepted your tendered options for exchange by midnight, Eastern Time, August 25, 2003, you may withdraw your tendered options at any time thereafter. To withdraw tendered options you must deliver a signed and dated withdrawal form or a facsimile of the withdrawal form, with the required information to Hawk while you still have the right to withdraw the tendered options. Withdrawals may not be rescinded and any options withdrawn will be deemed not properly tendered for purposes of the offer unless the withdrawn options are properly re-tendered before the expiration date by delivery of a new election form following the procedures described in these instructions.

     Tenders of options made through the offer may be changed at any time before the expiration date. If we extend the offer beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the offer. To change your election regarding particular tendered options while continuing to elect to participate in the offer, you must deliver a signed and dated new election form, with the required information, following the procedures described in these instructions. Upon the receipt of such a new, properly signed and dated election form, any previously submitted election form will be disregarded and will be considered replaced in full by the new election form.

   3. NO PARTIAL TENDERS.

        As more fully set forth in the offer, Hawk will not accept any partial tenders of any option grant. All tendering option holders, by signing this election form, waive any right to receive any notice of the acceptance of their tender, except as provided for in the offer.

   4. SIGNATURES ON ELECTION FORM.

        If this election form is signed by the holder of the eligible options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change. If this election form is signed by a trustee, executor, administrator, guardian,


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attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Hawk of the authority of that person to so act must be submitted with this election form.

        In addition to signing this election form, you must print your name and indicate the date on which you signed.

   5. REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES.

        Any questions or requests for assistance, as well as requests for additional copies of the exchange offer and related documents, including this election form, may be directed to Thomas A. Gilbride, Vice President - Finance, Hawk Corporation, 200 Public Square, Suite 30-5000, Cleveland, Ohio 44114. Copies will be furnished promptly at Hawk's expense.

   6. IRREGULARITIES.

        All questions as to the number of option shares subject to options to be accepted for exchange, and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of options will be determined by Hawk in its discretion, which determination shall be final and binding on all parties. Hawk reserves the right to reject any or all tenders of options the company determines not to be in proper form or the acceptance of which may, in the opinion of the our counsel, be unlawful. We also reserve the right to waive any of the conditions of the offer and any defect or irregularity in the tender of any particular options, and Hawk's interpretation of the terms of the offer (including these instructions) will be final and binding on all parties. No tender of options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the company shall determine. Neither Hawk nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice.

        IMPORTANT: THE ELECTION FORM, TOGETHER WITH ALL OTHER REQUIRED DOCUMENTS, MUST BE RECEIVED BY THE COMPANY ON OR BEFORE MIDNIGHT, EASTERN TIME, ON JULY 28, 2003.

   7. ADDITIONAL DOCUMENTS.

        You should be sure to read the offer to exchange, all documents referenced therein, and the letter from Ronald E. Weinberg dated June 27, 2003 before deciding to participate in the offer.

   8. IMPORTANT TAX INFORMATION.

     You should refer to the section of the exchange offer entitled "Material Federal Income Tax Consequences," which contains important federal income tax information. We also recommend that you consult with your personal advisors before deciding whether to participate in this offer.

   9. ACKNOWLEDGMENT AND WAIVER.

     By accepting this offer, you acknowledge that: (i) your acceptance of the offer is voluntary; (ii) your acceptance of the offer shall not create a right to further employment with your employer and shall not interfere with the ability of your employer to terminate your employment


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relationship at any time with or without cause; and (iii) the offer, the outstanding options and the new options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.



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